Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), is entered into as of May 18, 2017, by and among Primo Water Corporation, a Delaware corporation (the “Company”), New PW Holdco, Inc., a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and New PW Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 80,000,000 shares, consisting of: (i) 70,000,000 shares of Common Stock, par value $0.001 per share (“Company Common Stock”), of which 29,911,084 shares are issued and outstanding; and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Company Preferred Stock”), of which no shares are issued and outstanding.

WHEREAS, immediately prior to the Effective Time (as defined below), Holdco will have the authority to issue 80,000,000 shares, consisting of: (i) 70,000,000 shares of Common Stock, par value $0.001 per share (“Holdco Common Stock”); and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Holdco Preferred Stock” and, together with Holdco Common Stock, “Holdco Stock”), of which one thousand (1,000) shares of Holdco Common Stock will be issued and outstanding and owned by the Company.

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which one hundred (100) shares are issued and outstanding on the date hereof and owned by Holdco.

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions, of the Holdco Common Stock and Holdco Preferred Stock will be the same as those of the Company Common Stock and Company Preferred Stock, respectively.

WHEREAS, the Amended and Restated Certificate of Incorporation of Holdco and the Bylaws of Holdco, which will be in effect immediately following the Effective Time, contain provisions identical to the Sixth Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”)).

WHEREAS, Merger Sub is a newly formed corporation organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, owns no assets (other than nominal capital) and has taken no actions other than those necessary or advisable to organize the corporation and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Section 251(g) of the DGCL, under which Holdco would become a holding company, by the merger of Merger Sub with and into the Company, and with each share of Company Common Stock being converted in the Merger (as defined below) into a share of Holdco Common Stock.

WHEREAS, on or about the date hereof, the Company and Holdco will enter or have entered into a Compensation Plan and Warrant Assignment Agreement (the “Assignment Agreement”), pursuant to which, among other things, the Company will, at the Effective Time, assign to Holdco, and Holdco will assume, all of the Company’s rights and obligations (i) under the Primo Equity Compensation Plans and Agreements and each Primo Equity Award issued thereunder or pursuant to NASDAQ Listing Rule 5635(c), and (ii) pursuant to the Primo Warrants and Primo Warrant Agreement (such terms as defined in the Assignment Agreement).

WHEREAS, the boards of directors of Holdco and the Company have approved and declared advisable this Agreement and the Assignment Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Merger.

WHEREAS, the board of directors of Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the parties intend, for United States federal income tax purposes, that the Merger shall qualify as an exchange described in Sections 351 and 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

1.          THE MERGER. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in the DGCL.

2.          EFFECTIVE TIME. As soon as practicable on or after the date hereof, the Company shall file a certificate of merger executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3.          CERTIFICATE OF INCORPORATION.

(a)      Surviving Corporation. At the Effective Time, the Company Charter shall be amended in the Merger as set forth below, and as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL:

(i)	ARTICLE I of the Company Charter shall be deleted in its entirety and replaced with the following:

The name of this corporation is Primo Water Operations, Inc. (the “Corporation”).

(ii)	The first sentence of ARTICLE IV, Section 4.1 of the Company Charter shall be deleted in its entirety and replaced with the following:

4.1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 200 shares, consisting of (a) 100 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”) and (b) 100 shares of Common Stock, par value $0.001 per share (“Common Stock”).

(iii)	ARTICLE V, Section 5.2(b) of the Company Charter shall be deleted in its entirety and replaced with the following:

(b) RESERVED.

(iv)	The Company Charter shall be amended by adding ARTICLE IX immediately following ARTICLE VIII to read in its entirety as follows:

Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of New PW Holdco, Inc. (or any successor thereto by merger), by the same vote as is required by the DGCL and/or this Certificate of Incorporation.

(b)     Holdco. In accordance with Section 251(g) of the DGCL, Holdco agrees to file (and the Company as the sole stockholder of Holdco agrees to approve the filing of) an amended and restated certificate of incorporation of Holdco (the “Holdco Charter”) with the Secretary of State prior to the Effective Time to be effective prior to and as of the Effective Time (without, for the avoidance of doubt, giving effect to any of the amendments contemplated by Section 3(a) of this Agreement) containing provisions identical to those in the Company Charter immediately prior to the Effective Time, except as otherwise permitted by Section 251(g) of the DGCL.

4.          BYLAWS.

(a)     Surviving Corporation. From and after the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

(b)     Holdco. Holdco acknowledges that it has adopted bylaws to be effective prior to and as of the Effective Time (the “Holdco Bylaws”) containing provisions identical to those in the Company Bylaws in effect immediately prior to the Effective Time.

5.          DIRECTORS AND OFFICERS.

(a)     Surviving Corporation. The directors and officers of the Company in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

(b)     Holdco. The directors and officers of the Company in office immediately prior to the Effective Time shall be the directors and officers of Holdco and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Holdco Charter and Holdco Bylaws, or as otherwise provided by law.

6.          ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER.

(a)     Post-Effective Amendments. It is the intent of the parties that Holdco, as of the Effective Time, be deemed a “successor issuer” for purposes of continuous offerings of Holdco under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Holdco will file post-effective amendments to the Company’s currently effective registration statements, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

(b)     Reservation of Shares. On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Stock to provide for the issuance of Holdco Stock to satisfy Holdco’s obligations under this Agreement.

(c)     Tax Characterization. Each party hereto shall use its reasonable best efforts to cause the Merger to constitute a tax-free reorganization within the meaning of Section 368 of the Code, and shall not take any actions reasonably likely to cause the Merger not to so qualify, or cause any such actions to be taken.

7.          ADDITIONAL ACTIONS. Following the Effective Time, if Holdco shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Corporation shall execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

8.          CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof:

(a)     Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock.

(b)     Conversion of Company Stock Held as Treasury Stock. Each share of Company Common Stock held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock, to be held immediately after completion of the Merger in the treasury of Holdco.

(c)     Conversion of Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share of the Surviving Corporation.

(d)     Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock, except as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock.

9.          CERTIFICATES. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdco Common Stock, into which the shares of Company Common Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent. At and after the Effective Time, the shares of capital stock of Holdco shall be uncertificated; provided, that, any shares of capital stock of Holdco that are represented by outstanding certificates of the Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to Holdco at its registered office in the State of Delaware, its principal place of business, or an officer or agent of Holdco having custody of books and records of Holdco, at which time such certificate shall be canceled and in lieu of the delivery of a certificate representing the applicable shares of capital stock of Holdco, Holdco shall (i) issue to such holder the applicable uncertificated shares of capital stock of Holdco by registering such shares in Holdco’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law in accordance therewith, including in accordance with Sections 151(f) and 202 of the DGCL. If any certificate that prior to the Effective Time represented shares of Company Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Holdco, in form and substance reasonably satisfactory to Holdco, against any claim that may be made against it with respect to such certificate, Holdco shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of Holdco Common Stock in accordance with the procedures set forth in the preceding sentence.

10.       HOLDCO SHARES. Prior to the Effective Time, the Company and Holdco shall take any and all actions as are necessary to ensure that each share of capital stock of Holdco that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

11.       NO APPRAISAL RIGHTS. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

12.       TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action by or on behalf of the board of directors of the Company, Merger Sub and Holdco. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

13.       AMENDMENTS. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

14.       GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

15.       COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

16.       ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

17.       SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIMO WATER CORPORATION

By:	/s/ David J. Mills
Name: David J. Mills
Title: Vice President, Finance

NEW PW HOLDCO, INC.

By:	/s/ David J. Mills
Name: David J. Mills
Title: Authorized Signatory

NEW PW MERGER SUB, INC.

By:	/s/ David J. Mills
Name: David J. Mills
Title: Authorized Signatory

[Agreement and Plan of Merger]